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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this Registration Statement on Form S-4 of our report dated September 9, 1998, except as to the second paragraph therein related to certain subsequent uncertainties for which the date is August 13, 1999, relating to the financial statements appearing in Marketing Services Group, Inc.'s Annual Report on Form 10-KSB for the year ended June 30, 1998 which financial statements are incorporated by reference herein. We also consent to the inclusion of our reports dated March 12, 1999 and July 22, 1999, except as to the second paragraph of each report therein related to certain subsequent uncertainties for which the date is August 13, 1999, relating to the financial statements of Stevens-Knox & Associates, Inc. and Affiliates and CMG Direct Corporation, respectively, which appear in Marketing Services Group, Inc.'s Current Reports on Form 8-K filed on April 6, 1999 and July 29, 1999, respectively which financial statements are incorporated by reference herein. Such reports contain a paragraph which emphasizes certain uncertainties (unaudited) arising subsequent to the date of our original reports, that indicated that at August 13, 1999, the Companies may be unable to continue as a going concern through 2000. We also consent to the reference to us under the heading "Experts" in this Registration Statement on Form S-4.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 13, 1999